United States securities and exchange commission logo





                      June 14, 2022

       Neal D. Shah
       Senior Vice President and Chief Financial Officer
       Kosmos Energy Ltd.
       8176 Park Lane, Suite 500
       Dallas, Texas 75231

                                                        Re: Kosmos Energy Ltd.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-35167

       Dear Mr. Shah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation